Exhibit 99.02

FOR IMMEDIATE RELEASE	Media Relations:	Catherine Brady
+1-617-945-9316
catherine@JPA.com

	Investors:	Alan Sheinwald
Capital Markets Group
alan@capmarketsgroup.com
+1-914-669-0222

GenSpera Announces Positive Phase II Data for Investigational Agent Mipsagargin

First-in-Class Agent is Well Tolerated in Liver Cancer Patients

San Antonio, January 16, 2015 — GenSpera Inc. (OTCQB: GNSZ) today announced the encouraging results of a Phase II study of mipsagargin (G-202), an investigational agent for the treatment of hepatocellular carcinoma (HCC). The results will be presented today (12:00 to 2:00 p.m. PST, Abstract #301) in a poster presentation at the 2015 Gastrointestinal Cancers Symposium in San Francisco, California.

The Phase II results demonstrated that mipsagargin appears to be effective and is well-tolerated by HCC patients. Mipsagargin targets the enzyme prostate-specific membrane antigen (PSMA), which is highly expressed in tumor vasculature and prostate cancer cells. The Phase II study results (n=25) demonstrate that the prodrug effectively stabilizes progression of HCC by reducing blood flow within tumors while not affecting blood flow within normal tissues.

“We are very encouraged with the positive results from this Phase II trial that demonstrate the tolerability and show indications of effectiveness of mipsagargin in advanced liver cancer patients,” said Craig Dionne, PhD, chief executive officer at GenSpera. “Mipsagargin is a first-in-class agent with a novel mechanism of action that is unlike any other drug being tested in patients with advanced liver cancer. Based on the results of this study, we intend to move forward with a large, global Phase III trial.”

Mipsagargin’s targeted approach differs from other vascular targeting agents by destroying established tumor vasculature rather than slowing the growth of new tumor blood vessels. The PSMA-targeting agent is designed to minimize side effects commonly observed with other therapies, while maximizing activity against tumors.

“These results demonstrate the potential that mipsagargin has to treat one of the world’s deadliest cancers,” said Devalingam Mahalingam, MD, PhD, an oncologist at the Cancer Therapy & Research Center at the University of Texas Health Science Center at San Antonio and principal investigator of the study. “In addition to observing prolonged disease stabilization in some patients, we noted anecdotal evidence that patients had improved performance status with much less fatigue and side effects associated with other anti-cancer therapeutics.”

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With Phase II complete, GenSpera is designing a large, international Phase III study which will further define the anti-tumor potential of mipsagargin in liver cancer patients. More information on mipsagargin (G-202) can be found at www.genspera.com.

Hepatocellular carcinoma is the most common form of cancer that originates in the liver. In the United States, more than 33,000 new cases will be diagnosed in 2015. Globally, liver cancer is a primary public health issue with more than 700,000 people diagnosed and more than 600,000 deaths annually. It is the most common type of cancer in Southeast Asia and sub-Saharan Africa. A liver cancer diagnosis is often subsequent to other liver disease, making treatment of a highly compromised patient population particularly challenging.

Data Establishes Foundation for Continued Investigation

The Phase II study (Abstract #301) of mipsagargin was a multi-site, single arm study designed to assess time to progression and response rate to treatment. The study measured disease progression in 25 patients with advanced-stage liver disease and poor liver reserves who had failed first line treatment with sorafenib. Patients were administered episodic dosing of mipsagargin on the first three days of each treatment cycle. Study participants experienced a median time to progression of 4.2 months, nearly twice the time demonstrated in prior studies with placebo or ineffective agents. Thirty-five percent of patients received 5 or more cycles of treatment with an average time on study of 7.1 months. Additionally, mipsagargin demonstrated decreased blood flow in liver tumors as measured by DCE-MRI.

About GenSpera

GenSpera Inc. is a San Antonio-based biotech company that unlocks conventional thinking to conceive, design, and develop cancer therapies. GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a patented prodrug delivery system that provides for the targeted release of drug candidates within tumors. GenSpera's lead drug candidate, mipsagargin, was granted Orphan Drug designation by the US Food and Drug Administration (FDA) in 2013 for evaluation in patients with hepatocellular carcinoma (liver cancer).

For additional information on GenSpera, visit www.genspera.com and connect on Twitter, LinkedIn, Facebook, YouTube and Google+.

Cautionary Statement Regarding Forward Looking Information

This communication may contain forward-looking statements. Investors are cautioned that statements in this document regarding potential applications of GenSpera's technologies or the future prospects of the company constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights and the acceptance of GenSpera’s proposed therapies by the health community. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera's periodic reports filed with the Securities and Exchange Commission.

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